UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
(Name of Registrant as Specified In Its Charter)

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Dear Fellow Shareholders,

The annual combined general meeting of shareholders is quickly approaching on May 16, 2019, and your vote is important to us. By now you should have received a copy of our proxy statement and, in particular, we want to highlight:

–	Items Nos. 10-17 regarding the approval of the auditors’ special reports on the indemnification agreements with certain directors,

–	Item No. 21 regarding the issuance of warrants (BSAs) to our non-executive directors, and

–
Items Nos. 23-25 regarding the authorizations to issue equity pursuant to an underwritten offering or a private placement, in addition to the authorization to grant a customary over-allotment option for any issuance pursuant to the overall authorization, also known as a “greenshoe” proposal.

ISS, a proxy advisor, has recommended “FOR” all items on the ballot except for these proposals. While we respect ISS’s report, we disagree with their conclusions.

Because Criteo is incorporated in France, but reports to the Securities and Exchange Commission as a U.S. domestic registrant, is listed on Nasdaq and competes largely with U.S. companies, Criteo must carefully balance its considerations between French law and U.S. market norms. We specifically compete for director and executive talent with U.S. companies where such candidates expect compensation and indemnification in line with our competitors. These candidates are in turn expected to bring to the Board the skills and experience we believe are needed to drive long-term shareholder value once they are appointed.

The indemnification agreements at issue are simply an update to our prior indemnification agreements (the form of which was filed as Exhibit 10.4 to our Registration Statement on Form F-1 filed with the SEC on October 23, 2013) and provide our directors and certain officers with liability insurance to cover damages and expenses related to judgments, fines and settlements in any action arising out of their actions as directors and officers. Importantly, these agreements are very limited and are intended to provide the same scope of coverage as would be provided by the U.S. with which we compete for talent, but within the confines of French law. The agreements do not provide coverage for willful or gross misconduct (contrary to ISS’s report), actions by Criteo or derivative actions by shareholders on Criteo’s behalf, insider trading, or actions in bad faith or contrary to Criteo’s best interest, criminal or fraudulent proceedings.

As ISS’s report noted, the agreements do not specifically carve out “gross negligence” or “recklessness” from the scope of coverage the way a comparable U.S. indemnification agreement might; however, we believe that the carveouts listed in the previous sentence provide substantially identical protections for Criteo and its shareholders. Furthermore, under applicable French law, a director or officer may not be held liable to third parties for recklessness or gross negligence not involving intentional misconduct, but rather only to the Company itself. As noted above, claims made by Criteo or by any shareholder or other person on Criteo’s behalf are not indemnifiable. An additional carveout of recklessness or gross negligence would add no meaningful protection for shareholders or Criteo because these claims cannot be asserted directly by third parties under applicable law. Finally, we believe the agreements provide a smaller scope of coverage than is common in the U.S. where we compete for director talent—the Delaware General Corporation Law permits indemnification for all breaches of the duty of care (including those found to involve gross negligence) and it is rare to see these carved out of indemnification agreements for Delaware corporations.

This type of director and officer insurance is very common in the U.S., especially at our peer companies, and we believe this insurance is necessary to attract and retain the directors and executive officers that Criteo and its shareholders want. We believe such insurance is ultimately beneficial for shareholders and long-term value. As a result, our Board recommends that you vote in favor of Items Nos. 10-17.

As a company incorporated in France competing in the U.S. market, we also believe our BSA program is beneficial to shareholders overall, aligns directors’ interests with our shareholders and allows us to compete for director talent in a highly competitive industry. Under French law, non-employee directors may not be granted stock options or restricted stock awards. Non-employee directors may only be compensated in cash via their attendance fees. Yet, in the U.S. market and under the AFEP-MEDEF code in France, directors are expected to own stock to align their interests with other shareholders, and Criteo’s Board fully agrees with these market practices or recommended practices. Equity ownership and shareholder alignment are essential components of our corporate governance and compensation philosophy.

In addition, the vast majority of public software companies in the U.S. provide annual equity compensation to directors, as do all of the members of our U.S. peer group. Given that our Board includes key U.S.-based directors, we must compensate consistent with U.S. market norms to attract and retain the best talent.

To balance these tensions, Criteo has created a framework in which the non-employee directors are granted the right to purchase BSAs with a portion of their cash-based attendance fees. In accordance with French law, the acquisition of BSAs by our non-employee directors is subject to the payment of a subscription price that must be at least equal to the fair market value of such BSAs on the date of grant. To account for this, these directors receive additional compensation equivalent in value to the subscription price for the BSAs. The directors are expected to purchase BSAs with the cash received. However, it is important to note that the directors are not required to pay the subscription price and purchase the BSAs; they could instead simply accept the cash and use it to purchase shares in the open market. Although we highlighted this flexibility in our proxy statement this year, subscription of the BSAs has never been mandatory. And this year, one of our directors, Rachel Picard, chose to purchase shares in the open market rather than subscribe for the BSAs.

Greater cash payments are not our preferred outcome—the Board believes that share ownership and shareholder alignment through BSA purchases is the best result for Criteo and our shareholders—but we may need to rely solely on cash fees if shareholders reject this proposal. The proposed 175,000 BSA limit is required in order to provide for customary compensatory grants to our existing slate of independent directors as well as any new independent directors who may join our board. We believe the proposed 175,000 BSA limit will allow us the flexibility to add one more independent director to our board.

Furthermore, because the directors do not receive any direct equity grants under our current framework, we believe the application of ISS’s equity model is inappropriate, especially in light of the minimal authorization requested—175,000 BSAs, which would account for just

0.3% dilution on basic shares outstanding. Additionally, we note that the BSAs vest over 4 years, contrary to ISS’s report, which serves to further director retention and alignment with long-term shareholders. Lastly, we note that this portion of the directors’ compensation is only part of our broader equity compensation program that has been designed to be shareholder-friendly and reasonable: Criteo’s director pay level is generally at the market median (both on a per director basis and in the aggregate) and our total annual equity burn rate is within our peer range and ISS’s U.S. guidelines.

Our Board therefore recommends that you vote in favor of Item No. 21.

Turning to Item Nos. 23 to 25: Each year, we separately request shareholder authorizations with respect to issuances of securities without preemptive rights, generally of up to 10% of Criteo’s outstanding capital, other than the authorization to issue securities in a private placement, which this year is capped at 13%. Each authorization is subject to a further cumulative limit equal to 50% of our share capital. Last year, ISS recommended in favor of all of the proposals (other than the customary over-allotment option discussed further below) and shareholders approved each of them. This year, ISS has recommended against the proposals on the grounds that because the share capital increases without shareholders’ preemptive rights allowed pursuant to these authorizations could potentially cumulate to more than 10% of outstanding capital, the authorizations allow excessive dilution of our shareholders.

However, this is not our intention; rather, we request authorization to pursue a variety of capital raising methods in order to ensure maximum strategic and financial flexibility, although we do not intend to pursue all of them (and never have in the past). As a French company not listed on a European exchange (and therefore considered a private company for purposes of French law), we face substantially more restrictions on our ability to issue shares to raise capital to meet our strategic objectives than we would if we were incorporated in a U.S. state—for example, a U.S. company listed on Nasdaq (where our ADSs are listed) with sufficient authorized shares would not need shareholder approval for a public offering and furthermore would only need approval for certain private placements exceeding 20% of outstanding shares. As a result, the flexibility to operate on equal footing with our U.S. peers that these authorizations provide us with is critical. In order to maintain this critical flexibility but also ensure our shareholders are not excessively diluted, we will commit to a cumulative limit of 10% of our share capital for any issuances of securities pursuant to Resolution 16 approved at last year’s annual meeting, which remains outstanding, and Resolutions 23 and 24, except for an issuance of convertible bonds pursuant to Resolution 24, for which dilution would be limited to a maximum of 13% (although we believe it is highly unlikely it would exceed 10% in any event).

ISS also recommends against the authorization to grant a customary over-allotment option (a “greenshoe”) for any issuance pursuant to the overall authorization because the total grant could exceed their 10% limit. We understand the desire for limits, but we disagree with arbitrary limits. Any potential over-allotment would be capped at 15% of the initial issuance, i.e., a maximum of just 11.5% of the outstanding capital or 1.5% over ISS’s limit. This additional flexibility, however, would allow Criteo or its underwriters to better stabilize our stock in the event of an underlying issuance to the benefit of all shareholders.

Our Board therefore recommends that you vote in favor of Items Nos. 23 to 25.

Your vote is important. If you have any questions, please do not hesitate to contact Innisfree M&A Incorporated, our proxy solicitor, at (888) 750-5834 and outside the United States at +1 (412) 232-3651. Thank you.